Exhibit 14

                                 CODE of ETHICS

This Code of Ethics has been adopted by the Board of Directors of TransCommunity Bankshares Incorporated, as well as by the Boards of Directors of all TransCommunity-affiliated banks and other companies. It applies to all Directors, Officers and Associates of the TransCommunity Bankshares organization.

Corporate Conduct

TransCommunity Bankshares is committed to the highest standards of ethical and professional conduct.

TransCommunity Bankshares will do business in a manner that acknowledges and demonstrates its respect for the social, economic and physical environments of the communities which it serves. Our corporate actions will earn the respect, confidence and trust of our associates, customers, shareholders and others in our communities.

         o The Company will not intentionally cause nor tolerate any violation of law or regulation in the conduct of its businesses.
         o The Company will fully and accurately disclose pertinent information and data to our auditors and our regulatory agencies.
         o The Company will develop, maintain and uphold policies and procedures to safeguard the confidentiality of information about our customers and our Directors, Officers and Associates.
         o The Company will conduct all business in fair and open competition and will not enter into any illegal arrangements with competitors affecting pricing or market policies.

Responsibilities

Each Director, Officer and Associate has specific responsibilities and accountabilities for adherence to our business practices, specifically:

         o Become thoroughly familiar with Company operating policies and procedures directing work processes and Director, Officer and Associate conduct.
         o Be sensitive to inadvertent actions by Directors, Officers and Associates that are or could appear to be in violation of operating policies and procedures, or laws and regulations, or contrary to this Code of Ethics.
         o Assist others in the Company to uphold the highest ethical standards.
         o When in doubt of appropriate ethical action or response, seek counsel from Officers and Directors.
         o Maintain a working environment that supports and nurtures the ethical behavior described in this Code of Ethics and the operating policies and procedures of the Company.


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                                                                   Exhibit 14


Escalation

If a Director, Officer or Associate confronts a "gray area" issue not addressed by this Code of Ethics or Company operating policies and procedures, counsel should be sought from the appropriate Bank or affiliate CEO, the TransCommunity Corporate Compliance Officer, or the Chairman/CEO of TransCommunity Bankshares.

Corporate Compliance

The Chief Operating Officer of TransCommunity Bankshares is the Compliance Officer for ethical issues within the TransCommunity organization. This Officer has the following responsibilities:
       o Assist CEO's and Boards with questions regarding the Code of Ethics.
       o Resolve any issue involving ethics that cannot otherwise be resolved at the Bank or affiliate level.
       o Recommend changes to this Code of Ethics to the TransCommunity Board of Directors
       o Report significant deviations from this Code of Ethics to the Chairman/CEO and general counsel.

Enforcement

Violation of this Code of Ethics or Company operating policies and procedures may result in dismissal and/or legal action, depending on the nature and severity of the violation. Directors, Officers and Associates of the Company will be required annually to attest to compliance with this Code of Ethics.

Compliance with Law

Directors, Officers and Associates will not take any action, personally or for the Company that will violate any law, regulation or corporate policy or procedure.

Conflict of Interest

A conflict of interest includes any situation in which a Director, Officer or Associate is engaged in two or more activities or relationships that, to some degree, are incompatible. Such situations include activities, conduct or investments that could conflict with the Director's, Officer's or Associate's duties and responsibilities to TransCommunity Bankshares or that could adversely affect judgment or performance. Directors, Officers and Associates may not use their position or Company property, services, information or influence for personal gain or for another's advantage.


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                                                                  Exhibit 14


Directors, Officers and Associates are to avid conflicts between personal interest and the interests of the Company. Even the appearance of conflict of interest must be avoided. No Director, Officer or Associate may act on behalf of the Company in any transaction involving persons or organizations with which the Director, Officer or Associate, or a member of his or her family (spouse, domestic partner, child, parent, grandparent, sibling or parent-in-law) has a financial or residual interest.

The appearance of a conflict of interest is as detrimental as a conflict. Directors, Officers and Associates must exercise sound judgement before agreeing to or participating in any activity or transaction that could be construed or perceived as a conflict.

The following factors must be considered to avoid actual or the appearance of conflict of interest situations:
     o Perception: could the activity or transaction possibly be perceived as a conflict by others? If all the facts of the activity or transaction were made public, would you or the Company be embarrassed?
     o Intent: Is the activity or transaction being offered in an attempt to influence your judgment?
     o Impact: Will the Company be disadvantaged if you participate in this activity or transaction?
     o Objectivity: Will participation in the activity or transaction in any way impair your objectivity regarding any decision concerning a customer, Director, Officer, Associate or vendor?
     o Time: Will the time required for the activity or transaction impede your ability to effectively fulfill your Company responsibilities?

Gifts

Directors, Officers and Associates may not solicit, and are discouraged from accepting gifts from current or prospective customers or vendors who are not family members. Directors, Officers and Associates may not accept gifts valued in excess of $200. Gifts of money, regardless of the amount, can not be accepted under any circumstances.

Director, Officers and Associates are prohibited, from giving, offering or promising anything of value to a Director, Officer, or Associate of another financial institution in connection with any business of that financial institution.

Directors, Officers and Associates must take the same consideration and thought for the appropriateness of gifts to customers and vendors of the Company as would be applied to gifts received.

Directors, Officers, and Associates are encouraged to discuss the appropriateness of any gifts received with either their CEO, the Corporate Compliance Officer or the Chairman/CEO of TransCommunity Bankshares.


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                                                                   Exhibit 14


Hospitality

Directors, Officers and Associates are prohibited form accepting hospitality or entertainment that would be considered:
     o Solicited
     o Lavish or unusual
     o Not a normal or customary amenity
     o An expense paid for or reimbursed by a customer or vendor that the Company would not approve for reimbursement or payment

Directors, Officers, and Associates receiving an offer of hospitality or entertainment not explicitly prohibited should also consider the following prior to accepting the invitation:
     o Reciprocity: Are you as Director, Officer or Associate in a position where you can provide reciprocal hospitality at Company expense?
     o Pattern: Is the nature and type of hospitality offered typical for the size and status of the customer or vendor relationship? Is it appropriate for your position?
     o If there is any concern or question about the appropriateness of the hospitality or entertainment offered, this should be discussed in advance with the Bank or affiliate CEO, the Corporate Compliance
       Officer or the Chairman/CEO of TransCommunity Bankshares.

Vendors

TransCommunity Bankshares must award orders, contracts and commitments to suppliers of goods or services on an objective business basis, not on personal favoritism. Directors, Officers and Associates are to conduct business of this nature strictly on an arm's-length basis with due regard for Corporate policies involving public relations, community reinvestment or other business considerations.

Reciprocal Relationships

TransCommunity Bankshares will conduct its business equitably, fostering fair and open competition. Directors, Officers and Associates will not imply or infer the possibility of arrangements with customers, competitors or vendors that appear to directly violate applicable laws and regulations concerning open competition.

Directorship

No Officer or Associate should accept a position of trust, such as a directorship, in any entity outside TransCommunity Bankshares that would conflict with their functions within the Company.


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                                                                  Exhibit 14

Confidentiality

A fundamental principle for a financial service business is confidentiality. This is applicable not just for customer information but equally for nonpublic information about TransCommunity Bankshares. It is also applicable for information received by the Company from a customer or vendor that has been given for an expressed business purpose. Confidentiality applies whether the information is gained through informal communication or is written, printed or computer generated.

The Company's Information Security Policy mandates minimal controls for the protection of critical and secured information. Directors, Officers and Associates are to familiarize themselves with this policy and assure that they comply fully with its requirements.

Third Party Communications: Nonpublic information about TransCommunity Bankshares and its entities should be conveyed to others only when there is a `need to know' that furthers a lawful and legitimate purpose of the Company. Such information provided must be treated as confidential and used only for the limited purpose for which it was given. Unless specifically instructed, Directors, Officers and Associates must treat internal Company activities and plans as confidential, to be disseminated within the Company only on a `need to know' basis.

Customer Information: Information obtained from or about a customer (such as account balances, transaction information, financial condition, anticipated changes in management, business plans or projections) must be accorded absolute confidentiality. Information about customers is to be provided to other companies only to conduct our business, comply with applicable law, protect against fraud or other suspicious activity, or help the Company to meet a customer's needs, or when a customer specifically consents to the release of information. Any shared information will be limited to what is needed and legally required. Directors, Officers and Associates are only authorized to access customer information for legitimate business purposes and on a `need to know' basis.

Vendor Information: If a vendor provides confidential information in connection with the purchase or lease of equipment, supplies or services, such information will be maintained in the strictest confidence to avoid giving or receiving any improper competitive advantage with respect to other vendors.

Internal Communications: Banking or other laws may regulate certain exchanges of information between or among affiliates of TransCommunity Bankshares. Directors, Officers and Associates exchanging such information must reference applicable corporate policies and banking regulations prior to any transfer of information.


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                                                                   Exhibit 14

Use of TransCommunity Bankshares Assets

Proper Use: The proper use of Company assets and the recording of use (as required by corporate policy) is essential for the financial soundness and integrity of the Company. Misuse or unauthorized removal from corporate facilities of furnishings, equipment, technology (including inappropriate Internet usage) and supplies is prohibited. Additionally, property created, obtained, or copied by the Company for its exclusive use (examples- customer lists, files, reference materials, reports, computer software, data processing systems, databases and similar items) may not be used for purposes other than corporate business.

Improper Payments: No Director, Officer or Associate may use either directly or indirectly Company funds or property of any kind for any unlawful or improper use. Accordingly, no type of unlawful remuneration may be given by any Director, Officer or Associate to any person or entity, nor shall any such remuneration be accepted by any Director, Officer or Associate from any person or entity to obtain or retain business or any other reason. No Director, Officer or Associate shall make any unlawful preferential extension of credit to any Director, Officer, customer or principal shareholder of any customer or prospective customer. This policy, however, does not preclude TransCommunity Bankshares from using funds and other assets in the ethical pursuit of acquiring additional business.

Political Contributions: Federal and State laws prohibit corporations from making contributions directly or indirectly through use of Company funds, services, property or other resources on behalf of any political party, campaign, candidate or public elective office or political committee.

Directors, Officers and Associates may elect to make personal political contributions as prescribed and permitted by applicable local, state and federal laws. Directors, Officers and Associates may also elect to make personal contributions through political action committees.

Accounting: The Company has established internal accounting and operating controls to ensure that its accounting records and operational procedures are complete, accurate and supported by verifiable detail. Directors, Officers and Associates will adhere to these controls and policies to ensure that all transactions both within the corporation and with third parties are properly documented, recorded and reported.

Misappropriation: Any Director, Officer or Associate who embezzles, steals or willfully misappropriates any monies, funds or anything of value of the Company may be subject to fine, imprisonment, restitution payment and other such actions conferred by the law or Company policy, in addition to disciplinary action.

Official Documentation: No Director, Officer or Associate may use the name, stationery or other documentation of TransCommunity Bankshares or any of its affiliates for any personal or non-official purpose since use of these implies endorsement by TransCommunity Bankshares.


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                                                                  Exhibit 14

Money Laundering

To ensure that the financial system is not used as a channel for criminal funds, Directors, Officers and Associates will make reasonable efforts to determine the true identity of every customer requesting services from TransCommunity Bankshares and its affiliates. Significant business transactions will not be conducted with customers declining or failing to provide evidence of their identity. Should Directors, Officers or Associates become aware of facts which indicate that money held in deposit derives from criminal activity, or that transactions are in fact criminal in purpose, measures consistent with applicable laws will be taken to include denial of assistance to the customer, severing account relationship, closing or freezing accounts and filing reports with governmental authorities.

Officer and Associate Conduct

Financial Conduct: Officers and Associates should conduct their financial affairs in a responsible and prudent manner. Because of the fiduciary nature of banking, the standard of fiscal responsibility for Officers and Associates is higher than for the general public.

Borrowing: No Officer or Associate may personally borrow money from or lend to vendors, customers, or other Officers and Associates. Loans to or from family members who are also vendors, customers, Officers or Associates, or from financial institutions normally in the lending business are excluded from this restriction. Borrowing by an Officer or Associate from any TransCommunity Bankshares affiliate, or from a correspondent bank of any TransCommunity Bankshares affiliate must be reported to the Audit Committee of the TransCommunity Bankshares Board of Directors immediately following closing of the loan.

Business Expenses: Officers and Associates authorized to incur expenses for business efforts are responsible and accountable for the accurate and timely reporting of these expenses. All expenditures must be ordinary and necessary toward accomplishment of the Company's business. Required approvals and documentation must be in accordance with the written Company policies.

Personal Fees: Directors, Officers and Associates may not accept any personal fees or commissions in connection with any transactions on behalf of the Company.

Drug-Free Workplace: Any Officer or Associate reasonably suspected of currently using illegal drugs, selling or transferring illegal drugs, mishandling legal drugs or alcohol, or otherwise violating the Company Drug-Free Workplace Policy will be subject to disciplinary action to include termination.

Work Conflicts/Outside Activities: Officers and Associates may elect to pursue additional employment, engage in an independent business venture, perform services for other businesses or charitable organizations, or further their education during non-business hours. Such activities should be reported to their immediate manager. Officers and Associates must ensure that these activities outside business hours do not impair their job performance or require such long hours as to affect their physical or mental effectiveness.


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                                                                   Exhibit 14

Reporting Certain Conduct: Under Federal Law, TransCommunity Bankshares can be criminally liable if a Director, Officer, Associate, or agent commits certain crimes. Accordingly, any Director, Officer or Associate possessing knowledge or information about employment-related conduct by any Director, Officer, Associate or agent of TransCommunity Bankshares believed to be a crime, a material violation of law or regulations, a dishonest act, a breach of trust or other conduct that could seriously affect the reputation of TransCommunity Bankshares, must promptly report the relevant facts to their CEO, the Corporate Compliance Officer or the Chairman/CEO of TransCommunity Bankshares, as appropriate. Officers and Associates reporting such concerns will not be retaliated against for reporting in good faith in accordance with this Code of Ethics.

Also under Federal Law, any crime against a financial institution must be reported to its regulators. Directors, Officers and Associates should be alert to situations that may constitute criminal wrongdoing of which TransCommunity Bankshares may be the victim, and are responsible to identify and report the relevant facts to their CEO, the Corporate Compliance Officer or the Chairman/CEO of TransCommunity Bankshares.